EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-166094 on Form S-8 of our report dated March 16, 2011, relating to the consolidated financial statements and financial statement schedule of Metals USA Holdings Corp., appearing in this Annual Report on Form 10-K of Metals USA Holdings Corp. for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 16, 2011